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                                                                  EXHIBIT 23.3

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


China Expert Technology, Inc.
Room 2703-4, Great Eagle Centre
23 Harbour Road
WANCHAI
HONG KONG


Dear Sirs,


We consent to the use, by incorporation by reference, in the Form S-8 Registration Statement under the Securities Act of 1933 of China Expert Technology, Inc. (a Nevada corporation) (Registrant) of our report dated February 19, 2004 on the consolidated balance sheets of China Expert Network Company Limited as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended contained in the Registrant's Current Report on Form 8-K/A dated April 8, 2004.

/s/ PKF

PKF
Certified Public Accountants
Hong Kong

November 3, 2004